Exhibit 10.1

MASTER CONFIRMATION

ACCELERATED SHARE REPURCHASE TRANSACTIONS

Date:	November 18, 2011

To:	GT Advanced Technologies Inc.
243 Daniel Webster Highway
Merrimack, NH 03054

Attention:	Hoil Kim
Telephone:	603-883-5200
Facsimile:	603-598-0430

From:	UBS AG, London Branch
c/o UBS Securities LLC
677 Washington Boulevard
Stamford, CT 06901

Re:  Accelerated Share Repurchase Transactions

Ladies and Gentleman:

This master confirmation (this “Master Confirmation”), dated as of November 18, 2011, sets forth certain terms and conditions of certain Transactions (each, a “Transaction”) that UBS AG, London Branch (“UBS”), will enter into with GT Advanced Technologies Inc. (“Counterparty”).  For each Transaction, UBS will act as principal and UBS Securities LLC (“UBS-S LLC”), an affiliate of UBS, will act as agent for UBS and Counterparty.

Each Transaction will have terms contained in this Master Confirmation and terms not contained in this Master Confirmation.  In particular, any Transaction entered into under this Master Confirmation will be subject to the additional terms set forth in a transaction confirmation in the form attached hereto as Schedule A, which transaction confirmation will reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation (each such transaction confirmation, a “Transaction Confirmation”).  For any Transaction, this Master Confirmation and the Transaction Confirmation for such Transaction together will constitute a “Confirmation” as referred to in the Agreement specified below.  Taken alone, this Master Confirmation is neither a commitment by either party to enter into any Transaction nor evidence of any Transaction.

This Master Confirmation incorporates the definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc.  For each Transaction, this Master Confirmation and the Transaction Confirmation for such Transaction evidence a complete binding agreement between Counterparty and UBS with respect to the subject matter and terms of such Transaction and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation and the Transaction Confirmation for each Transaction each supplement, form a part of, and are subject to, an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (the “Agreement”) as if UBS and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for the election of Loss and Second Method, New York law (without reference to its conflict of laws doctrine) as the governing law and US Dollars (“USD”) as the Termination Currency).

The Transactions shall be the sole Transactions under the Agreement.  If there exists any ISDA Master Agreement between UBS and Counterparty or any confirmation or other agreement between UBS and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between UBS and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which UBS and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Transaction Confirmation, except as expressly modified herein or in the related Transaction Confirmation.

If, in relation to any Transaction to which this Master Confirmation and a Transaction Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, such Transaction Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Transaction Confirmation; (ii) this Master Confirmation; (iii) the Agreement; and (iv) the Equity Definitions.

Each Transaction constitutes a Share Forward Transaction for purposes of the Equity Definitions.  Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Transaction Confirmation relating to such Transaction, shall govern any Transaction.

1.             General Terms.

Trade Date:	For any Transaction, the date set forth as such in the Transaction Confirmation for such Transaction.

Buyer:	Counterparty

Seller:	UBS

Shares:	The common stock of Counterparty, par value USD 0.01 per share (Symbol: GTAT)

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Prepayment:	Applicable

Variable Obligation:	Applicable

Prepayment Amount:	For any Transaction, the amount set forth as such in the Transaction Confirmation for such Transaction.

Prepayment Date:	For any Transaction, the date set forth as such in the Transaction Confirmation for such Transaction.

Calculation Agent:	UBS; provided, that the Calculation Agent will at all times act in good faith and in a commercially reasonable manner.

Valuation Terms:

10b-18 VWAP Price:

Subject to the provisions of “Valuation Disruption” below, for any Scheduled Trading Day, as determined by the Calculation Agent based on the 10b-18 Volume Weighted Average Price per Share for the regular trading session (including any extensions thereof) of the Exchange on such Scheduled Trading Day (without regard to pre-open or after hours trading outside of such regular trading session for such Scheduled Trading Day), as published by Bloomberg at

4:15 p.m., New York time (or 15 minutes following the end of any extension of the regular trading session), on such Scheduled Trading Day, on Bloomberg page “GTAT <Equity> AQR SEC” (or any successor thereto), or if such price (i) is not reported on such Bloomberg page or successor page on such Scheduled Trading Day or (ii) is, in the Calculation Agent’s reasonable discretion, erroneous,, the price reasonably determined by the Calculation Agent to substitute for such unreported or erroneous price, which price the Calculation Agent will base on only those trades that are (i) reported on the Exchange during the period of time during which Counterparty could have purchased Shares on the Exchange on such Scheduled Trading Day pursuant to Rule 10b-18(b)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) effected such purchases pursuant to the conditions of Rule 10b-18(b)(3) under the Exchange Act (such trades, “Rule 10b-18 Eligible Transactions”).

Forward Price:	For any Transaction, the arithmetic average of the 10b-18 VWAP Prices with respect to all Scheduled Trading Days in the Valuation Period for such Transaction, subject to “Valuation Disruption” below.

Forward Price Discount:	For any Transaction, the amount set forth as such in the Transaction Confirmation for such Transaction.

Valuation Period:	For any Transaction, the period from, and including, the Valuation Period Start Date for such Transaction, to, and including, the Valuation Date for such Transaction.

Valuation Period Start Date:	For any Transaction, the date set forth as such in the Transaction Confirmation for such Transaction.

Valuation Date:

For any Transaction, the Scheduled Valuation Date for such Transaction; provided that UBS may, in its sole discretion, designate any Scheduled Trading Day during the period beginning on, and including, the First Acceleration Date for such Transaction, and ending on, and including, the Scheduled Valuation Date for such Transaction, to be the Valuation Date for such Transaction by delivering notice to Counterparty of the occurrence of such Valuation Date on or before 5:00 p.m., New York City time on the Currency Business Day immediately following such Scheduled Trading Day.

Scheduled Valuation Date:	For any Transaction, the date set forth as such in the Transaction Confirmation for such Transaction, subject to postponement as provided in “Valuation Disruption” below.

First Acceleration Date:	For any Transaction, the date set forth as such in the Transaction Confirmation for such Transaction.

Valuation Disruption:	Notwithstanding anything to the contrary in the Equity Definitions or in this Master Confirmation:

(i) whenever any Scheduled Trading Day during the Valuation Period for any Transaction is a Disrupted Day, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Scheduled Valuation Date for such Transaction by one Scheduled Trading Day;

(ii) whenever any Scheduled Trading Day during the Settlement Valuation Period, if any, for any Transaction is a Disrupted Day, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the expected final Scheduled Trading Day of such Settlement Valuation Period by one Scheduled Trading Day; and

(iii) whenever at least eight Scheduled Trading Days during the Valuation Period or the Settlement Valuation Period, as the case may be, for any Transaction have been Disrupted Days, the Calculation Agent, in its good faith and commercially reasonable discretion, may deem the next Scheduled Trading Day that is a Disrupted Day not to be a Disrupted Day (any such Disrupted Day, a “Deemed Trading Day”), in which case the Calculation Agent will not postpone the Scheduled Valuation Date or the expected final Scheduled Trading Day of such Settlement Valuation Period pursuant to clause (i) or (ii) above, as the case may be, for such Deemed Trading Day.

Whenever any Scheduled Trading Day during the Valuation Period or the Settlement Valuation Period for any Transaction is a Deemed Trading Day, the Calculation Agent will, in a good faith and commercially reasonable manner, calculate the 10b-18 VWAP Price for such Deemed Trading Day as its estimate of the value of the Shares on such Deemed Trading Day, which estimate may be based on, among other factors, historical trading patterns in the Shares, the volume of Shares traded on such Deemed Trading Day and the price of the Shares, if any, on the Exchange on such Deemed Trading Day, and such estimate will be the 10b-18 VWAP Price for such Deemed Trading Day.

Notwithstanding anything to the contrary in the Equity Definitions or in this Master Confirmation, if a Market Disruption Event (or a deemed Market Disruption Event as provided herein) occurred on any such Disrupted Day during the Valuation Period or the Settlement Valuation Period, but such Disrupted Day is not a Deemed Trading Day, the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the 10b-18 VWAP Price for such Disrupted Day shall not be included for purposes of determining the Forward Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the Calculation Agent will, in a good faith and commercially reasonable manner, determine (A) the 10b-18 VWAP Price for such Disrupted Day based on the Rule 10b-18 Eligible Transactions in the Shares effected on such Disrupted Day before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended, and (B) the Forward Price or the Settlement Price, as the case may be, based on adjusted weightings that account for such Disrupted Day, which adjusted weightings may, for the avoidance of doubt, deviate from the weightings that the Calculation Agent would use to compute an arithmetic average and/or account for the duration of any relevant Market Disruption Event during such Disrupted Day, historical trading patterns in the Shares, the prices of the Shares on such Disrupted Day and/or otherwise.

Market Disruption Event:	The definition of “Market Disruption Event” contained in Section 6.3(a) of the Equity Definitions is hereby amended by:

(i) deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Valuation Period or the Settlement Valuation Period” after the word “material,” in the third line thereof; and

(ii) replacing the words “or (iii) an Early Closure” in the fifth line thereof with the words “, (iii) an Early Closure or (iv) a Regulatory Disruption”.

Early Closure:

The definition of “Early Closure” contained in Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:

If, at any time, UBS determines, in its sole discretion, based upon the advice of counsel, that it is reasonably necessary or appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by UBS), for UBS or any of its affiliates to refrain from engaging in any transactions in the U.S. securities markets in which it or they would otherwise engage in connection with any Transaction for which UBS or Counterparty have not yet made all payments and deliveries that are, or will be, due under this Master Confirmation, then UBS may, by notice to Counterparty, elect to declare that a Regulatory Disruption has occurred, which Regulatory Disruption will continue until UBS delivers an additional notice to Counterparty indicating that such Regulatory Disruption has ended.

Settlement Terms:

Settlement Currency:	USD

Physical Settlement:	If the Number of Shares to be Delivered is positive, Applicable.

Additional Settlement Provisions:

To the extent that either UBS or Counterparty is obligated to deliver Shares under any Transaction, the last sentence of Section 9.2 of the Equity Definitions and Sections 9.8, 9.9, 9.10 of the Equity Definitions shall be applicable to such Transaction. Furthermore, a party delivering Shares will ensure they are free from any lien, charge, claim or other encumbrance (other than a lien routinely imposed on all securities by the relevant Clearance System).

Initial Shares:

Initial Share Delivery:

For any Transaction, UBS shall deliver to Counterparty a number of Shares equal to the Number of Initial Shares for such Transaction on the Initial Share Delivery Date for such Transaction, in accordance with Section 9.4 of the Equity Definitions, with such Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Share Delivery Date:	For any Transaction, the date set forth as such in the Transaction Confirmation for such Transaction.

Number of Initial Shares:

For any Transaction, the number equal to the product of (i)(A) the Prepayment Amount for such Transaction divided by (B) the closing price per Share on the Trade Date for such Transaction, and (ii) the Initial Delivery Percentage for such Transaction; provided that if, for any Transaction, after using good faith commercially reasonable efforts, UBS is unable to borrow or otherwise acquire for delivery to Counterparty on the Initial Share Delivery Date for such Transaction a number of Shares equal to the Number of Initial Shares for such Transaction, the Number of Initial Shares shall be reduced to the number of Shares that UBS is able to so borrow or otherwise acquire on such Initial Share Delivery Date.

Initial Delivery Percentage:	For any Transaction, the percentage set forth as such in the Transaction Confirmation for such Transaction.

Additional Shares:

Settlement Date:	For any Transaction, if the Number of Shares to be Delivered is a positive number, the date that is one Settlement Cycle immediately following the Valuation Date for such Transaction.

Number of Shares to be Delivered:

For any Transaction, a number of Shares equal to (i) the Prepayment Amount for such Transaction divided by (A) the Forward Price for such Transaction minus (B) the Forward Price Discount for such Transaction, minus (ii) the number of Shares delivered by UBS to Counterparty with respect to such Transaction pursuant to the provisions of “Initial Share Delivery”.

If the Number of Shares to be Delivered for any settlement of any Transaction is a negative number, then the terms of the Counterparty Settlement Provisions in Annex A shall apply.

Share Adjustments:

Method of Adjustment:

Calculation Agent Adjustment; provided that (i) the first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: “(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Forward Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the Shares and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:” and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative effect (provided that no adjustment will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such words with the words “effect on the Transaction (and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends or liquidity relative to the relevant Shares)”; and (ii) Sections 11.2(a) and (e)(vii) of the Equity Definitions are hereby amended by deleting the words “diluting or concentrative” and replacing them with the word “material”.

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.

It shall constitute an additional Potential Adjustment Event if the Scheduled Valuation Date for any Transaction is postponed pursuant to “Valuation Disruption” above, in which case the Calculation Agent may, in its commercially reasonable discretion, adjust any relevant terms of any such Transaction as necessary to preserve as nearly as practicable the fair value of such Transaction to both parties prior to such postponement.

Extraordinary Dividend:

For any Calendar Period for any Transaction, any dividend or distribution on the Shares with an ex-dividend date occurring during such Calendar Period (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Equity Definitions) (a “Dividend”) the amount or value of which (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same Calendar Period, exceeds the Ordinary Dividend Amount for such Calendar Period.

Ordinary Dividend Amount:	For any Calendar Period for any Transaction, the amount set forth in the Transaction Confirmation for such Transaction as the “Ordinary Dividend Amount” for such Calendar Period.

Calendar Period:	For any Transaction, each period set forth as such in the Transaction Confirmation for such Transaction.

Early Ordinary Dividend Payment:

If an ex-dividend date for any Dividend that is not an Extraordinary Dividend occurs during any Calendar Period occurring (in whole or in part) during the Relevant Dividend Period and is prior to the Scheduled Ex-Dividend Date for such Calendar Period, the Calculation Agent shall make such adjustment to the exercise, settlement, payment or any other terms of the relevant Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such event.

Scheduled Ex-Dividend Dates:	For any Calendar Period during any Transaction, the date set forth as such for such Calendar Period in the Transaction Confirmation for such Transaction.

Extraordinary Events:

Consequences of Merger Events:

(a)	Share-for-Share:	Calculation Agent Adjustment

(b)	Share-for-Other:	Cancellation and Payment

(c)	Share-for-Combined:	Component Adjustment or Cancellation and Payment, at the election of UBS.

Tender Offer:

Applicable; provided that (i) Section 12.1(l) of the Equity Definitions shall be amended (x) by deleting the parenthetical in the fifth line thereof, (y) by replacing “that” in the fifth line thereof with “whether or not such announcement” and (z) by adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)” and (ii) Sections 12.3(a) and 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words “Tender Offer Date” by “Announcement Date.”

Consequences of Tender Offers:

(a)	Share-for-Share:	Modified Calculation Agent Adjustment

(b)	Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Nationalization,
Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a)	Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (A) deleting the word “or” the first time it occurs in the third line thereof, (B) adding the words “(including, for the avoidance of doubt and without limitation, the adoption or promulgation of new regulations authorized or mandated by existing statute)” after the end of the parenthetical spanning the second and third lines thereof, (C) inserting the phrase “or (C) due to the effectiveness or implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010” after the parenthetical in the fifth line thereof and (D) adding the words “or hedging,” after the word “performing” in clause (Y) thereto.

(b)	Failure to Deliver:	Applicable

(c)	Insolvency Filing:	Applicable

(d)	Loss of Stock Borrow:	Applicable, only to the extent UBS borrows the shares either internally or in the market.

	Maximum Stock Loan Rate:	For any Transaction, the rate specified as such in the Transaction Confirmation for such Transaction.

(e)	Increased Cost of
	Stock Borrow:	Applicable, only to the extent UBS borrows the shares either internally or in the market.

	Initial Stock Loan Rate:	For any Transaction, the rate specified as such in the Transaction Confirmation for such Transaction.

Hedging Party:		UBS

Determining Party:		UBS

Cancellation Amount:

To the extent a Cancellation Amount is required to be calculated pursuant to an Additional Disruption Event, the provisions in Section 8(b) below will apply, provided that the Cancellation Amount will be treated as a Payment Amount.

Additional Representations and Acknowledgements:

Non-Reliance:	Applicable

Agreements and
Acknowledgements
Regarding Hedging
Activities:	Applicable

Additional
Acknowledgements:	Applicable

Additional Termination Events:

Additional Termination Event(s):

The declaration by the Issuer of any Extraordinary Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period, will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions.

Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, any Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with such terminated Transaction(s) (or portions thereof) being the Affected Transaction(s) and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction(s).

Notwithstanding anything to the contrary in Section 6 of the Agreement, if an Automatic Termination Price is specified in the Transaction Confirmation for any Transaction, then an Additional Termination Event with Counterparty as the sole Affected Party and such Transaction as the Affected Transaction will automatically occur without any notice or action by UBS or Counterparty if the price of the Shares on the Exchange at any time falls below such Automatic Termination Price, and the Exchange Business Day on which the price of the Shares on the Exchange at any time falls below the Automatic Termination Price will be the “Early Termination Date” for purposes of the Agreement.

Relevant Dividend Period:	For any Transaction, the period beginning on, and including, the Valuation Period Start Date for such Transaction to, and including, the Relevant Dividend Period End Date for such Transaction.

Relevant Dividend Period End Date:	For any Transaction, if Annex A applies to such Transaction, the last day of the Settlement Valuation Period applicable to such Transaction; otherwise, the Valuation Date for such Transaction.

Accounts and Notices:

Account Details:

Account for Payments to Counterparty:	To be advised

Account for Delivery of Shares to Counterparty:	To be advised

Account for Payments To UBS:	Citibank, New York
For: UBS Securities, LLC
ABA: 021 000 089
A/C#: 4065 2556

Notices

Counterparty’s Contact Details for Purpose of Giving Notice:	GT Advanced Technologies Inc.
243 Daniel Webster Highway
Merrimack, NH 03054
Attention: Hoil Kim
Vice President, General Counsel and Chief Administrative Officer
Telephone: 603-883-5200
Facsimile: 603-598-0430
Email: Hoil.Kim@gtat.com

UBS’s Contact Details For Purpose of Giving Notice:	UBS AG, London Branch
c/o UBS Securities LLC
1285 Avenue of the Americas
New York, NY 10019
Attention: Jennifer Van Nest
Telephone: 212-713-3638
Facsimile: 212-821-2407
Email: Jennifer.VanNest@ubs.com

2.                                       Mutual representations, warranties and covenants.  In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party on the Trade Date for each Transaction entered into under this Master Confirmation, that:

(a)                                  Eligible Contract Participant.  It is an “eligible contract participant,” as defined in the U.S. Commodity Exchange Act, as amended (the “CEA”), and is entering into such Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.  In addition, each party acknowledges that this Master Confirmation has been, and each Transaction entered into hereunder will be, subject to individual negotiation by the parties and has not been executed or traded on a “trading facility” as defined in the CEA.

(b)                                 Accredited Investor.  Each party acknowledges that the offer and sale of such Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof.  Accordingly, each party represents and warrants to the other party that (i) it has the financial ability to bear the economic risk of its investment in such Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act and (iii) it is entering into such Transaction for investment and not with a view to the distribution or resale thereof in a manner that would violate the Securities Act, and (iv) the disposition of such Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.

3.                                       Additional representations, warranties and covenants of Counterparty.  In addition to the representations, warranties and covenants in the Agreement and those made by Counterparty under Section 2 of this Master Confirmation, Counterparty represents, warrants and covenants to UBS that:

(a)                                  10b5-1 Plan.  (i) Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares.  Counterparty acknowledges that it is the intent of the Counterparty and UBS that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A)(2) and (B)(3) of Rule 10b5-1 and that each Transaction entered into under this Master Confirmation shall be interpreted to comply with the applicable provisions of Rule 10b5-1(c).

(i)                                     Counterparty will not seek to control or influence UBS’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, UBS’s decision to enter into any hedging transactions.  Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Transaction Confirmation under Rule 10b5-1.

(ii)                                  Counterparty acknowledges and agrees that any amendment, modification or waiver of this Master Confirmation or any Transaction Confirmation must be effected in accordance with the requirements for the establishment of a “plan” as defined in Rule 10b5-1(c).  Without limiting the generality of the foregoing, any such amendment, modification or waiver shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.  In addition, Counterparty acknowledges and agrees that it will not terminate the Master Confirmation or any Transaction Confirmation as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

(b)                                 Tender Offer Rules.  The purchase or writing of each Transaction and the transactions contemplated hereby will not violate Rule 13e-1 under the Exchange Act and will not be required to comply with Rule 13e-4 under the Exchange Act.

(c)                                  Share Repurchase Program.  Each Transaction is being entered into pursuant to a publicly disclosed Share repurchase program and Counterparty’s board of directors has approved the use of derivatives to effect the Share repurchase program.

(d)                                 10b-18.  Neither Counterparty nor any “affiliated purchaser”, as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”), shall, without prior written consent of UBS, directly or indirectly purchase any Shares (including by means of a derivative instrument including, without limitation, through a structured share repurchase), listed contracts on the Shares or securities that are convertible into or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during the Relevant Period (as defined below) for any Transaction, except through UBS-S LLC.

In addition, notwithstanding anything to the contrary in this Master Confirmation or in the Equity Definitions, Counterparty agrees that:

(i)                                     Counterparty will not during the period beginning on, and including, the Trade Date for any Transaction and ending on, and including, the last day of the Relevant Period for such Transaction, make or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of a Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session for the Shares on the Exchange;

(ii)                                  after any such announcement is made, Counterparty shall promptly (but in no event later than two hours prior to the next opening of the regular trading session on the Exchange) deliver written notice to UBS that such announcement has been made, which notice shall also specify (A) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the date on which such announcement was made that were not effected through UBS or its affiliates and (B) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the date on which such announcement was made.  Such written notice shall be deemed to be a certification by Counterparty to UBS that such information is true and correct;

(iii)                               after any such announcement is made, Counterparty shall promptly notify UBS of the earlier to occur of the completion of such transaction and the completion of any shareholder vote related to such matter; and

(iv)                              Counterparty is aware that each notice delivered pursuant to this section may result in the adjustment of the terms of, or the termination of, one or more Transactions; accordingly, Counterparty acknowledges that its delivery of such notice will comply with the standards set forth in clause (a) of this Section 3.

For each Transaction, “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

For any Transaction, the “Relevant Period” means the period beginning on, and including, the Valuation Period Start Date for such Transaction and ending on, and including, the later of the Valuation Date or the final Scheduled Trading Day of the Settlement Valuation Period for such Transaction, or such earlier day as elected by UBS and communicated to Counterparty on such day (or, if later, the First Acceleration Date without regard to any acceleration thereof pursuant to “Special Provisions for Friendly Transaction Announcements” below).

(e)                                  MNPI and Manipulation.   Counterparty is not entering into any Transaction under this Master Confirmation (i) on the basis of, and is not aware of, any material non-public information with respect to the Shares, (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

(f)                                    Regulation M.  The Shares are not, and Counterparty will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during the Relevant Period for any Transaction unless Counterparty has provided written notice of such restricted period to UBS at least three Scheduled Trading Days immediately preceding the first day of such “restricted period.”  In addition, Counterparty acknowledges that any such notice may result in a Regulatory Disruption and that Counterparty’s deliver of such notice must comply with the standards set forth in clause (a) of this Section 3.

(g)                                 Reporting Requirements.  Counterparty shall comply with all reporting requirements applicable to each Transaction that Counterparty enters under this Master Confirmation, including, without limitation, those applicable pursuant to the Exchange Act and the Rules and Regulations promulgated under the Exchange Act.  In addition, as of (i) the date hereof and (ii) the Trade Date for each Transaction that Counterparty enters under this Master Confirmation, Counterparty is, and will be, in compliance with its reporting obligations under the Exchange Act and Counterparty’s most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date on which Counterparty is making this representation, do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(h)                                 Investment Company.  Counterparty is not and, after giving effect to any Transaction that it enters under this Master Confirmation, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(i)                                     Solvency.  As of the Trade Date, the Prepayment Date, the Initial Share Delivery Date, the Settlement Date and the date of any Second Settlement, if any, for each Transaction, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(j)                                     Limitation of Rights.  Counterparty will not take any action or refrain from taking any action that would limit or in any way adversely affect UBS’s rights under the Agreement, this Master Confirmation or the Transaction Confirmation for any Transaction entered into by Counterparty under this Agreement.

4.                                       Acknowledgments by Counterparty and UBS.  Each of Counterparty and UBS intend that:

(a)                                  each Transaction that Counterparty enters into under this Master Confirmation will be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

(b)                                 the Agreement will be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;

(c)                                  a party’s right to liquidate, terminate or accelerate any Transaction entered by Counterparty under this Master Confirmation, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction entered into by Counterparty under this Master Confirmation will constitute a “contractual right” (as defined in the Bankruptcy Code); and

(d)                                 all payments for, under or in connection with each Transaction entered into by Counterparty under this Master Confirmation, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

5.                                       Additional Counterparty Acknowledgments.  Counterparty agrees and acknowledges that:

(a)                                  during the term of any Transaction entered into by Counterparty under this Master Confirmation, UBS and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;

(b)                                 UBS and its affiliates may also be active in the market for the Shares other than in connection with hedging activities in relation to any Transaction;

(c)                                  UBS shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the 10b-18 VWAP Price;

(d)                                 any market activities of UBS and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and 10b-18 VWAP Price, each in a manner that may be adverse to Counterparty;

(e)                                  each Transaction entered into by Counterparty under this Master Confirmation is a derivatives transaction in which Counterparty has granted UBS an option; UBS may purchase Shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction;

(f)                                    without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither UBS nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of any Transaction that Counterparty enters into under this Master Confirmation under any accounting standards including, without limitation, ASC Topic 260, Earnings

Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity; and

(g)                                 Counterparty is not relying, and has not relied, upon UBS or UBS-S LLC with respect to the legal, accounting, tax or other implications of entering into this Master Confirmation and any Transaction that it enters under this Master Confirmation.  In addition, Counterparty has conducted its own analysis of the legal, accounting, tax and other implications of entering into this Master Confirmation and of entering into Transactions under this Master Confirmation.   Counterparty further acknowledges and agrees that neither UBS nor UBS-S LLC have acted as its advisor in any capacity in connection with this Master Agreement or the Transactions contemplated by this Master Confirmation.  Counterparty acknowledges that neither UBS nor UBS-S LLC is acting as the agent for Counterparty in effecting any purchase of Shares pursuant to this Agreement.

6.                                       Special Provisions for Merger Transactions.  Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a) Counterparty agrees that it:

(i)                    will not during the period commencing on the Trade Date through the end of the Relevant Period or, if applicable, the Settlement Valuation Period for any Transaction make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;

(ii)                 shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify UBS following any such announcement that such announcement has been made; and

(iii)              shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide UBS with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through UBS or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date.  Such written notice shall be deemed to be a certification by Counterparty to UBS that such information is true and correct.  In addition, Counterparty shall promptly notify UBS of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.  Counterparty acknowledges that any such notice may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 3 above.

(b)                                 Upon the public announcement of any Merger Transaction UBS in its commercially reasonable discretion may (i) make adjustments to the terms of any Transaction, including, without limitation, the Scheduled Valuation Date or the Forward Price Discount, and/or suspend the Calculation Period and/or any Settlement Valuation Period in good faith as necessary to preserve as nearly as practicable the fair value of the Transactions to UBS prior to such announcement or (ii) treat the occurrence of such public announcement as an Additional Termination Event with Counterparty as the sole Affected Party and the Transactions hereunder as the Affected Transactions and with the amount under Section 6(e) of the Agreement determined taking into account the fact that the Calculation Period or Settlement Valuation Period, as the case may be, had fewer Scheduled Trading Days than originally anticipated.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

7.                                       SPECIAL PROVISIONS FOR FRIENDLY TRANSACTION ANNOUNCEMENTS.

(a)                                  If an Acquisition Transaction Announcement occurs on or prior to the Settlement Date for any Transaction, then the Number of Shares to be Delivered for such Transaction shall be determined as if the words “(A)” and “minus (B) the Forward Price Discount for such Transaction” were deleted from the definition thereof.

If an Acquisition Transaction Announcement occurs after the Trade Date, but prior to the First Acceleration Date of any Transaction, the First Acceleration Date shall be the date of such Transaction Announcement.

In addition, if a Friendly Acquisition Transaction Announcement occurs after the Settlement Date for any Transaction or any earlier date of termination or cancellation of such Transaction pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions, then a second settlement of such Transaction (a “Second Settlement”) shall occur (notwithstanding such earlier termination or cancellation) with a Number of Shares to be Delivered equal to the lesser of (i) zero and (ii) (x) the Number of Shares to be Delivered determined pursuant to the immediately preceding paragraph of this clause (a) of this Section 7 as if such Acquisition Transaction Announcement occurred prior to such Settlement Date minus (y) the Number of Shares to be Delivered determined pursuant to Section 1 of this Master Confirmation (provided that in the case of a Second Settlement occurring after such an early termination or cancellation, a Number of Shares to be Delivered shall not be determined and instead a Forward Cash Settlement Amount will be determined as provided in Annex A).

(b)                                 “Friendly Transaction Announcement” means (i) an Acquisition Transaction Announcement by Counterparty or its board of directors prior to the Settlement Date or any earlier date of termination or cancellation of the relevant Transaction pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions (such date, the “Actual Settlement Date”), (ii) an announcement by Counterparty or its board of directors prior to the date three months following the Scheduled Valuation Date that an Acquisition Transaction that is the subject of an Acquisition Transaction Announcement occurring prior to the Actual Settlement Date has been approved, agreed to, recommended by or otherwise consented to by Counterparty or its board of directors, or negotiated by Counterparty or any authorized representative of Counterparty, or (iii) where Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of any such Acquisition Transaction prior to the date three months following the Scheduled Valuation Date, the absence of a recommendation that its shareholders reject such transaction.

(c)                                  “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, or (iv) any other announcement that in the reasonable judgment of the Calculation Agent may result in an Acquisition Transaction. For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.

(d)                                 “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “15%” and to “50%” by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 15% of the market capitalization of Counterparty, excluding, for the avoidance of doubt, any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event between the Counterparty and one or more of its affiliates or between two or more of the Company’s affiliates, and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

8.                                       Miscellaneous.

(a)                                  Delivery of Shares.  Notwithstanding anything to the contrary herein, UBS may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

(b)                                 Early Termination.  In the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated or deemed to occur with respect to any Transaction (except as a result of a Merger Event in which the consideration or proceeds to be paid to holders of Shares consists solely of cash), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement (any such amount, a “Payment Amount”), then, in lieu of any payment of such Payment Amount, Counterparty may, no later than the Early Termination Date or the date on which such Transaction is terminated, elect to deliver or for UBS to deliver, as the case may be, to the other party a number of Shares (or, in the case of a Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Merger Event (each such unit, an “Alternative Delivery Unit” and, the securities or property comprising such unit, “Alternative Delivery Property”)) with a value equal to the Payment Amount, as determined by the Calculation Agent (and the parties agree that, in making such determination of value, the Calculation Agent may take into account the market price and the price at which UBS covers its outstanding position in the Shares or acquires Alternative Delivery Property as of such early termination date, and, if such delivery is made by UBS, the prices at which UBS purchases Shares or Alternative Delivery Property to fulfill its delivery obligations under this Section 8(b)); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash. If such delivery is made by Counterparty, paragraphs 2 through 7 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement applied, the Cash Settlement Payment Date were the Early Termination Date and the Forward Cash Settlement Amount were zero (0) minus the Payment Amount owed by Counterparty.

(c)                                  Calculations and Payment Date upon Early Termination.  The parties acknowledge and agree that in calculating Loss pursuant to Section 6 of the Agreement UBS may (but need not) determine losses without reference to actual losses incurred but based on expected losses assuming a commercially reasonable (including without limitation with regard to reasonable legal and regulatory guidelines) risk bid were used to determine loss to avoid awaiting the delay associated with closing out any hedge or related trading position in a commercially reasonable manner prior to or sooner following the designation of an Early Termination Date.  Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive Shares or Alternative Delivery Property in accordance with clause (b) of this Section 8, such Shares or Alternative Delivery Property shall be delivered on a date selected by UBS as promptly as practicable.

(d)                                 Delivery of Cash.  For the avoidance of doubt, nothing in this Master Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of the Transactions contemplated by this Master Confirmation following payment by Counterparty of the relevant Prepayment Amount, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity under ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity as in effect on the relevant Trade Date (including, without limitation, where Counterparty so elects to deliver cash or fails timely to elect to deliver Shares or Alternative Delivery Property in respect of the settlement of such Transactions).

(e)                                  Set-off.  The parties agree to amend Section 6 of the Agreement by adding a new Section 6(f) thereto as follows:

“(f)  Upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (whether or not matured or contingent and whether or not arising under the

Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation).  Y will give notice to the other party of any set-off effected under this Section 6(f).

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.  If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.  Nothing in this Section 6(f) shall be effective to create a charge or other security interest.  This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

Notwithstanding anything to the contrary in the foregoing, UBS agrees not to set off or net amounts due from Counterparty with respect to any Transaction against amounts due from UBS to Counterparty with respect to contracts or instruments that are not Equity Contracts.  “Equity Contract” means any transaction or instrument that does not convey to UBS rights, or the ability to assert claims, that are senior to the rights and claims of common stockholders in the event of Counterparty’s bankruptcy.

(f)            No Collateral.  Counterparty and UBS acknowledge that no Transaction entered into under this Master Agreement is secured by any collateral that would otherwise secure the obligations of Counterparty herein or pursuant to the Agreement.

(g)           Subordinated to Level of Equity.  UBS acknowledges and agrees that this Master Confirmation is not intended to convey to it rights with respect to any Transaction entered under it that are senior to the claims of the holders of the Shares in the event of Counterparty’s bankruptcy.

(h)           Agent for UBS; Limitation of Liability.  UBS-S LLC (the “Agent”) shall act as “agent” for UBS and Counterparty within the meaning of Rule 15a-6 under the Exchange Act.  The Agent is not a principal to this Master Confirmation and shall have no responsibility or liability to UBS or Counterparty in respect of this Master Confirmation or the Transaction Confirmation for any Transaction entered into by Counterparty under this Master Confirmation, including, without limitation, in respect of the failure of UBS or Counterparty to pay or perform under this Master Confirmation or the Transaction Confirmation for any Transaction entered into by Counterparty under this Master Confirmation.  Each of UBS and Counterparty agrees to proceed solely against the other to collect or recover any securities or money owing to it in connection with or as a result of this Master Confirmation or the Transaction Confirmation for any Transaction entered into by Counterparty under this Master Confirmation.  The Agent shall otherwise have no liability in respect of this Master Confirmation or the Transaction Confirmation for any Transaction entered into by Counterparty under this Master Confirmation Agreement, except for its gross negligence or willful misconduct in performing its duties as Agent hereunder or thereunder.  As a broker-dealer registered with the Securities and Exchange Commission, UBS-S LLC, in its capacity as agent, will be responsible for (i) effecting any Transaction contemplated in this Master Confirmation, (ii) issuing all required notices, confirmations and statements to Buyer and Seller and (iii) maintaining books and records relating to this Master Confirmation and the Transaction Confirmation for any Transaction entered into by Counterparty under this Master Confirmation.

For the avoidance of doubt, any performance by Counterparty of its obligations (including notice obligations) through or by means of the Agent’s agency for UBS shall constitute good performance of Counterparty’s obligations hereunder to UBS; however, performance by UBS of its obligations hereunder (including notice obligations) to Counterparty through or by means of the Agent’s agency for UBS shall not constitute good performance of UBS’s obligations hereunder unless and then only to the extent that Counterparty actually receives the benefit of such performance.

(i)            Other Remuneration; Time of Transaction.  UBS-S LLC has received, or will receive, other remuneration from UBS for each Transaction.  The amount and source of such other remuneration will be furnished upon written request.  The time of each Transaction is available upon request.

(j)            Indemnification.  If UBS becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with any matter referred to in this Master Confirmation or the Transaction Confirmation for any Transaction entered into under this Master Confirmation, Counterparty will reimburse UBS periodically for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.  Counterparty also will indemnify and hold UBS harmless against any losses, claims, damages or liabilities to which UBS may become subject in connection with any matter referred to in this Master Confirmation or the Transaction Confirmation for any Transaction entered into under this Master Confirmation, except to the extent that any such loss, claim, damage or liability results from the gross negligence or bad faith of UBS.  If for any reason the foregoing indemnification is unavailable to UBS or insufficient to hold it harmless, then Counterparty shall contribute to the amount paid or payable by UBS as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by Counterparty on the one hand and UBS on the other hand in the matters contemplated by this Master Confirmation or the Transaction Confirmation for any Transaction entered into under this Master Confirmation as well as the relative fault of Counterparty and UBS with respect to such loss, claim, damage or liability and any other relevant equitable considerations.  The relative benefits to Counterparty, on the one hand, and UBS, on the other hand, shall be in the same proportion as the Prepayment Amount bears to the customary brokerage commissions that UBS would charge to a party similar to Counterparty to purchase one Share multiplied by the lesser of (i) the Number of Initial Shares and (ii) the Number of Shares to be Delivered determined as though clause (ii) of the definition thereof were deleted therefrom.  The reimbursement, indemnity and contribution obligations of Counterparty under this Section 8(j) shall be in addition to any liability which Counterparty may otherwise have, shall extend upon the same terms and conditions to any affiliate of UBS and the partners, directors, officers, agents, employees and controlling persons (if any), as the case may be, of UBS and any such affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Counterparty, UBS, any such affiliate and any such person.  Counterparty also agrees that UBS nor any of such affiliates, partners, directors, officers, agents, employees or controlling persons shall have any liability to Counterparty for or in connection with any matter referred to in this Master Confirmation or the Transaction Confirmation for any Transaction entered into under this Master Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from the gross negligence or bad faith of UBS in effecting such Transaction.  The foregoing provisions shall survive any termination, completion or assignment of this Master Confirmation and/or any Transaction hereunder.

(k)           Severability.  If any term, provision, covenant or restriction of this Master Confirmation, the Agreement or the Transaction Confirmation for any Transaction entered into under this Master Confirmation is held by a court of competent jurisdiction to be invalid, void or unenforceable, the reminder of the terms, provisions, covenants and obligations set forth herein or therein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(l)            Headings.  Descriptive headings herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Master Confirmation.

(m)          Counterparts.  This Master Confirmation may be executed by the parties hereto in counterparts, and each such executed counterpart shall be, and shall be deemed to be, an original instrument and all such counterparts, taken together, shall constitute one and the same instrument.

(n)           Assignment.  Notwithstanding anything to the contrary in the Agreement or in this Master Confirmation, UBS may transfer or assign its rights and obligations hereunder, in whole or in part, without the consent of Counterparty to any affiliate of UBS.  Counterparty may not assign its rights or obligations hereunder, in whole or in part, without the prior written consent of UBS (which consent shall not be unreasonably withheld), and any attempt by Counterparty to assign any of its rights or obligations hereunder without such consent shall be void.

(o)           Waiver.  No failure or delay on the part of UBS or Counterparty in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  No amendment, modification or waiver of any provision of this Master Confirmation, the Agreement or the Transaction Confirmation for any Transaction entered into under this Master Confirmation, nor any consent to any departure by either party therefrom shall in any event be effective unless the same shall be in writing and, in the case of a waiver or consent, shall be effective only in the specific instance and for the purpose for which given.

(p)           Beneficiaries.  This Master Confirmation and the Transaction Confirmation for any Transaction entered into under this Master Confirmation shall be binding upon, and inure solely to the benefit of, Counterparty, UBS and, to the extent provided in clause (k) of this Section 7, the affiliates, partners, directors, officers, agents, employees and controlling persons, if any, of UBS, and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire any rights hereunder.

(q)           Confidentiality.  Subject to any contrary requirement of law and to the right of each party to enforce its rights hereunder in any legal action, each of UBS and Counterparty shall keep strictly confidential and shall cause its employees and agents to keep strictly confidential the terms of this Master Confirmation and the Transaction Confirmation for any Transaction entered into under this Master Confirmation and any information of or concerning the other party which it or any of its agents or employees may acquire pursuant to, or in the course of performing its obligations under, any provision of this Master Confirmation or the Transaction Confirmation for any Transaction entered into under this Master Confirmation.  In the event disclosure is permitted pursuant to the preceding sentence, the disclosing party shall (i) provide prior notice of such disclosure to the other party, (ii) use its best efforts to minimize the extent of such disclosure and (iii) comply with all reasonable requests of the other party to minimize the extent of such disclosure.  However, this Section 7(r) shall not prevent either party from disclosing information as necessary to third-party advisors in connection with the transactions contemplated hereby provided that such advisors agree in writing to be bound by this Section 7(r) as if a party hereto.

(r)            Governing Law.  The Agreement, this Master Confirmation, each Transaction Confirmation and all matters arising in connection with the Agreement, this Master Confirmation and each Transaction Confirmation shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to conflict of law principles.  Each of UBS and Counterparty irrevocably submits to the extent permitted under applicable law to the non-exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, State of New York.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this the Agreement, this Master Confirmation and/or each Transaction Confirmation.

By manually signing this Master Confirmation and returning it to UBS at facsimile (203) 719-0538, Attn: Jared Rosenfeld, with a copy to Hina Mehta at facsimile (203) 719-5627 and Jennifer Van Nest at facsimile (212) 821-2407, Counterparty hereby (a) agrees that it has checked this Master Confirmation carefully for errors or discrepancies and (b) confirms that this Master Confirmation correctly sets forth the terms of the agreement between UBS and Counterparty with respect to any Transaction that Counterparty enters into with UBS under this Master Confirmation.

Sincerely yours,

UBS SECURITIES LLC,
Acting as agent for UBS AG, LONDON BRANCH

		By:	/s/ Jennifer Van Nest
Authorized Signatory

		By:	/s/ Sanjeet Dewal
Authorized Signatory

UBS AG, LONDON BRANCH

			By:	/s/ Hina Mehta
Authorized Signatory
Executive Director and Counsel, Region Americas Legal

		By:	/s/ Martin Gasparian
Authorized Signatory
Director and Counsel, Region Americas legal

Agreed and Accepted By:

GT Advanced Technologies Inc.

By:	/s/ Hoil Kim
Name: Hoil Kim
Title: Vice President, Chief Administrative Officer and General Counsel

ANNEX A

COUNTERPARTY SETTLEMENT PROVISIONS

1.             The following Counterparty Settlement Provisions shall apply to the extent indicated under the Master Confirmation:

Settlement Currency:	USD

Settlement Method Election:

Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to UBS in writing on the date it notifies UBS of its election that, as of such date, the Electing Party is not aware of any material non-public information concerning Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Counterparty

Settlement Method Election Date:

The earlier of (i) the Scheduled Valuation Date and (ii) the second Scheduled Trading Day immediately following the Valuation Date (if different than the Scheduled Valuation Date), in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Scheduled Trading Day), as the case may be; provided that if a Friendly Transaction Announcement occurs after the Settlement Date, the Settlement Method Election Date for the Second Settlement shall be the date of the Friendly Transaction Announcement.

Default Settlement Method:	Cash Settlement

Forward Cash Settlement Amount:

The Number of Shares to be Delivered multiplied by the Settlement Price; provided that in the case of a Second Settlement occurring after an early termination or cancellation of the relevant Transaction pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions, the Forward Cash Settlement Amount shall equal the lesser of (i) zero and (ii)(x) the Payment Amount that would have been calculated for such early termination or cancellation if the Number of Shares to be Delivered for such Transaction were determined as if the words “(A)” and “minus (B) the Forward Price Discount for such Transaction” were deleted from the definition thereof, as determined by the Calculation Agent (with an amount that would have been owed by Counterparty expressed as a negative number for purposes of this calculation) minus (y) the actual Payment Amount calculated for such early termination or cancellation (with an amount that would have been owed by Counterparty expressed as a negative number for purposes of this calculation).

Settlement Price:

The arithmetic average of the 10b-18 VWAP Prices (or, in the case of a Second Settlement, the Relevant Prices) for the Scheduled Trading Days in the Settlement Valuation Period, subject to Valuation Disruption as

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specified in the Master Confirmation or, in the case of a Second Settlement, subject to Section 6.6(a) of the Equity Definitions as if such dates were Valuation Dates.

Settlement Valuation Period:

A number of Scheduled Trading Days selected by UBS in its reasonable discretion, beginning on the Scheduled Trading Day immediately following the Settlement Method Election Date or, in the case of a Second Settlement, the date of the Friendly Transaction Announcement.

Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement Payment Date:	The date one Settlement Cycle following the last day of the Settlement Valuation Period.

Net Share Settlement Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

2.             Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value based on the value UBS is able to realize for such Shares (provided, that the value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent.

3.             Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:

(a)           a registration statement covering public resale of the Registered Settlement Shares by UBS (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to UBS, in such quantities as UBS shall reasonably have requested, on or prior to the date of delivery;

(b)           the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be satisfactory to UBS;

(c)           as of or prior to the date of delivery, UBS-S LLC and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities and the results of such investigation are satisfactory to UBS, in its discretion; and

(d)           as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with UBS-S LLC in connection with the public resale of the Registered Settlement Shares by UBS substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance satisfactory to UBS-S LLC, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, UBS-S LLC and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.

4.             If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:

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(a)           all Unregistered Settlement Shares shall be delivered to UBS (or any affiliate of UBS designated by UBS) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;

(b)           as of or prior to the date of delivery, UBS-S LLC and any potential purchaser of any such Shares from UBS (or any affiliate of UBS designated by UBS) identified by UBS shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);

(c)           as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with UBS-S LLC (or any affiliate of UBS designated by UBS) in connection with the private placement of such shares by Counterparty to UBS (or any such affiliate) and the private resale of such shares by UBS-S LLC (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to UBS, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating  to the indemnification of, and contribution in connection with the liability of, UBS and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all fees and expenses in connection with such resale, including all fees and expenses of counsel for UBS, and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d)           in connection with the private placement of such shares by Counterparty to UBS (or any such affiliate) and the private resale of such shares by UBS (or any such affiliate), Counterparty shall, if so requested by UBS, prepare, in cooperation with UBS-S LLC, a private placement memorandum in form and substance reasonably satisfactory to UBS.

5.             UBS, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to UBS pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by UBS, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”).  If the proceeds of any sale(s) made by UBS, the Selling Agent or any underwriter(s), net of any fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, UBS will refund, in USD, such excess to Counterparty on the date that is three (3) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, UBS shall return to Counterparty on that date such unsold Shares.

6.             If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall”), Counterparty shall, on the Exchange Business Day next succeeding the day on which such Shortfall is established (the “Makewhole Notice Date”), deliver to UBS, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares.  If Counterparty elects to deliver to UBS additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business

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Day equal to the Shortfall.  Such Makewhole Shares shall be sold by UBS in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to UBS further Makewhole Shares until such Shortfall has been reduced to zero.

7.             Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares and Makewhole Shares be greater than the Reserved Shares minus the amount of any Shares actually delivered by Counterparty under any other Transaction(s) under this Master Confirmation (the result of such calculation, the “Capped Number”).  Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:

A — B

Where            A = the number of authorized but unissued shares of the Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and

B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.

“Reserved Shares” means initially, 50,000,000 Shares.  The Reserved Shares may be increased or decreased in a Transaction Confirmation.

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